Exhibit 10.24

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

Reprogramming

Execution Version

FIRST AMENDMENT

TO

LICENSE AGREEMENT

This First Amendment to License Agreement (the “First Amendment”) is made and effective as of March 23, 2021 (the “First Amendment Effective Date”) between Century Therapeutics, Inc. (f/k/a Century Therapeutics, LLC), a Delaware corporation (“Century”) having a principal place of business at 3675 Market Street, Philadelphia, PA 19104 USA, and FUJIFILM Cellular Dynamics Inc., a Wisconsin corporation (“CDI”) having an address at 525 Science Drive, Madison, WI 53711 USA, and amends the License Agreement by and between Century (as assignee of Century Therapeutics, Inc. (“Century Inc.”)) and CDI dated September 18, 2018 (as amended, the “License Agreement”). All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the License Agreement.

RECITALS

WHEREAS, on September 18, 2018, Century Inc. and CDI entered into the License Agreement;

WHEREAS, pursuant to the License Agreement CDI granted Century Inc. a non-exclusive license under the Licensed Patent Rights to Exploit the Licensed Products in the Field in the Territory;

WHEREAS, Century Inc. assigned all of its rights and obligations under the License Agreement to Century;

WHEREAS, certain terms of the License Agreement were modified as set forth in that certain Letter Agreement Regarding WARF/CDI License Agreement and CDI/Century Sublicense Agreement dated as of July 2, 2019, by and among CDI, Century and Wisconsin Alumni Research Foundation (“WARF Side Letter”); and

WHEREAS, pursuant to, and in accordance with, Section 10.6 of the License Agreement, Century and CDI desire that the License Agreement, as modified by the WARF Side Letter, be amended as set forth herein.

THEREFORE, in consideration of the mutual covenants and conditions set forth in this First Amendment, it is agreed as follows:

1.	Amendments to the License Agreement.

1.1.         Section 1.11 (g) of the License Agreement shall be amended and restated as follows:

“non-public information in relation to the Licensed Patent Rights, Licensed Know-How or Developments.”

1.2.         Section 1.12 of the License Agreement shall be amended and restated as follows:

““Controlled” means, with respect to Patent Rights or Know-How as such relates to a Party or its Affiliates, that such Party or applicable Affiliate owns or has a license or sublicense to such Patent Rights or Know-How and has the legal right to grant a license or sublicense, including having received any necessary Third Party consents, to such Patent Rights or Know-How to the other Party as provided for in this Agreement, or has the ability to assign its right, title and interest in and to such Patent

Rights or Know-How to the other Party, without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, with respect to any Patent Right or Know-How acquired or in-licensed for which a Party would be required to make payments to any Third Party in connection with the license or access granted to the other Party under this Agreement, such Patent Right or Know-How will only be treated as “Controlled” by the licensing Party pursuant to the terms of Article 2.”

1.3.         Section 1.21 of the License Agreement shall be amended and restated as follows:

““Exploit” or “Exploitation” shall mean with respect to a particular Licensed Product, to make, have made, manufacture, have manufactured, use, have used, sell, have sold, offer for sale, have offered for sale, import, and have imported, including to research, develop, Commercialize or otherwise exploit, such Licensed Product.”

1.4.         Section 1.32 of the License Agreement shall be amended and restated as follows:

““Licensed Patent Rights” means (i) those patents and patent applications listed on Exhibit B and (ii) Patent Rights Owned by CDI at any time during the Term that are (a) (1) related to reprogramming of human cells to iPSCs and (2) reasonably essential to Exploit a Licensed Product or (b) Improvements of the Century Licensed Technology Owned or Controlled by CDI.”

1.5.         Section 1.33 of the License Agreement shall be amended and restated as follows:

““Licensed Product” means cancer immunotherapy products (for the treatment of cancer in humans) consisting of cells that are or are modifications of T cells, NK cells, dendritic cells, and macrophages derived from human iPSC (including TiPSC). For the sake of clarity, such “modifications” exclude materials or substances extracted, isolated from, or secreted by, such modified or unmodified cells.”

1.6.         After giving effect to the amendments contemplated in Sections 1.1, 1.2, 1.3, 1.4 and 1.5 above, Article 1 of the License Agreement shall be amended to add the following definitions, in appropriate alphabetical and numerical order, and the section numbers of Article 1 of the License Agreement and all cross references thereto in the License Agreement are hereby updated to reflect the addition of such defined terms:

““Century Licensed Technology” means Improvements Owned or Controlled by Century or its Affiliates that relate to the Licensed Patent Rights, the reprogramming of human somatic cells or the manufacture of iPSC(s) (including TiPSC(s)) or Reprogrammed iPS Cells. For purposes of clarity, “Century Licensed Technology” does not include technologies of gene editing, targets and binders and switches but does include, without limitation, any and all of the following: (i) strategies, criteria or methods for analytical test development and quality control test development for the reprogramming of human somatic cells or the manufacture of iPSC(s) (including TiPSC(s)) or Reprogrammed iPS Cells including, without limitation: determination of the respective tests that are required for intermediates, release and characterization; the development of the appropriate tests; and stability studies and shelf life determination; (ii) criteria and/or methods for cell expansion and scale up process; methods for, and results from, a suite of in vitro and in vivo assays that test cell performance and function; and evaluation analysis of such results; and (iii) criteria, methods or processes relating to any of the following: closed unit operations (example: closed continuous or batch centrifugation); scale up of cell expansion and cell harvest steps; process choreography, i.e., the optimal order of combining streams, transferring streams, sampling and measuring intermediates, and defining hold times; identification of standard, or design of custom-made, product-contact containers for combining streams, transferring streams, and sampling; and cell cryopreservation; and cell vial filling and visual inspection at large scale.”

““Improvements” means any Intellectual Property that is an improvement to then-existing Licensed Patent Rights or Licensed Know-How that is developed by either Party or Third Parties acting on their behalf while performing activities under this Agreement or in the course of activities in the exercise of the rights licensed hereunder (including the Exploitation of Licensed Products within the Field) and all intellectual property rights (including Patent Rights) thereto. For purposes of clarity, “Improvements” does not include technologies of gene editing, targets and binders and switches.”

““Licensed Know-How” means Know-How that is Owned or Controlled by CDI that is necessary for the practice of the Licensed Patent Rights and relates to the reprogramming of human somatic cells or the manufacture of Reprogrammed iPS Cells (including TiPSC(s)). For clarity, Licensed Know-How includes Improvements of the Century Licensed Technology Owned or Controlled by CDI, but excludes technologies of gene editing, targets and binders and switches.”

““Sublicensee Technology” means any and all Know-How and Patent Rights that such Sublicensee (and its Affiliates) controls by way of developing, generating or inventing during the term of the applicable sublicense agreement in the course of activities in the exercise of the sublicensed rights thereunder.”

1.7.         Section 2.1 of the License Agreement shall be amended and restated as follows:

“License Grants to Century. (a) Subject to the terms and conditions of this Agreement and the WARF License Agreement, CDI hereby grants to Century, a non-exclusive, non-transferable (except in accordance with Section 10.3), royalty bearing, sublicensable (with limitation as set forth in Section 2.3(a)) license under the Licensed Patent Rights to Exploit the Licensed Products within the Field in the Territory, and (b) subject to the terms and conditions of this Agreement, CDI hereby grants to Century a non-exclusive, non-transferable (except in accordance with Section 10.3), royalty-free, fully paid-up, sublicensable (with limitation as set forth in Section 2.3(a)), license under the Licensed Know-How to make, have made, use, and have used, research and develop iPSC(s) (including TiPSC(s)), Reprogrammed iPS Cells to Exploit the Licensed Products within the Field in the Territory. Notwithstanding any term or implication herein to the contrary and for the sake of clarity, the foregoing license excludes any license or right under the Licensed Patent Rights (i) to manufacture, have manufactured, sell, have sold, offer for sale or have offered for sale any product or service to any Third Party in furtherance of any research or development of a Licensed Product other than a Licensed Product that is being researched, developed or Commercialized by or on behalf of Century or its Affiliates or Sublicensees, or (ii) to grant any sublicense to any Third Party to manufacture, have manufactured, sell, have sold, offer for sale or have offered for sale any product or service to any other Third Party in furtherance of any research or development of a product other than a Licensed Product that that is being researched, developed or commercialized by or on behalf of Century or its Affiliates or Sublicensees.”

1.8.         Section 2.2 of the License Agreement shall be amended and restated as follows:

“2.2. License Grants to CDI. Subject to the terms and conditions of this Agreement, Century (on behalf of itself and its Affiliates) hereby grants to, and will require its Sublicensee(s) to grant, to CDI the following licenses and options:

(a)           a world-wide, non-exclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses, to WARF, the University of Wisconsin, the WiCell Research Institute and the Morgridge Institute for Research, to make, have made, use and otherwise practice Developments for Non-Commercial Research Purposes in organizations associated with either WARF or the University of Wisconsin;

(b)           a non-exclusive, non-transferable (except in accordance with Section 10.3), fully paid-up, sublicensable (with the ability to sublicense through multiple tiers) license (i) to make, have made, use and otherwise practice Developments made by Century or its Affiliates or Sublicensees in the Field outside the Territory or within the Territory in connection with Abandoned Indication and (ii) to practice Developments to manufacture the Licensed Products in the Field worldwide; and

(c)           a fully paid-up, non-exclusive, non-transferable (except in accordance with Section 10.3), sublicensable (with limitation as set forth in Section 2.3(d)) worldwide license under the Century Licensed Technology to make, have made, use, and have used, research and develop iPSC(s) (including TiPSC(s)), Reprogrammed iPS Cells or Reprogrammed iPS Cell Derivative Materials) outside the Field, except that such rights granted under this Section 2.2(c) shall not be used in conjunction with any other technology to differentiate such iPSC(s) into T cells, NK cells, macrophages or dendritic cells; [***]; and

(d)           an option to obtain a non-exclusive, non-transferable (except in accordance with Section 10.3), sublicensable (with the ability to sublicense through multiple tiers) license, under Intellectual Property Rights that are owned or controlled by a Third Party and licensed to Century or its Affiliate to Exploit the Licensed Products in the Field outside the Territory or within the Territory in connection with the Abandoned Indication, provided however, in the event Century or its Affiliates or Subcontractors are required to pay royalty for its sublicense to CDI and its Sublicensees the Parties will agree on an equitable apportionment of any royalty between the Parties to reflect the fair value attributable to the use of such Intellectual Property Rights for the Exploitation of the Licensed Products in each Party’s territory.”

1.9.         Section 2.3 of the License Agreement shall be amended to include new paragraphs (d), (e) and (f) which provide:

“(d) CDI shall have the right to grant sublicenses under the Developments and any Century Licensed Technology to its Affiliates and any Third Party (through multiple tiers); provided, that any such sublicense granted shall be pursuant to a written agreement and each sublicense shall be subject to all relevant restrictions and limitations set forth in this Agreement. CDI will be responsible for each of the Sublicensees complying with all obligations of CDI under this Agreement that are applicable to Sublicensees and any breach by a Sublicensee under any such sublicense shall be deemed to be a breach of CDI under this Agreement. CDI will notify Century in writing of the identity of any Sublicensees without delay.

(e)           Notwithstanding anything to the contrary contained herein, Century shall use commercially reasonable efforts to include in any sublicense by Century or any Affiliate of Century to a Third Party (or any further sublicenses by the applicable Sublicensee) of any rights granted by CDI under Section 2.1(b) that the Sublicensee will grant to Century licenses to any Sublicensee Technology on terms that are substantially similar to the licenses granted by CDI to Century in Section 2.1(b) (but with respect to outside the Field), which license must be fully sublicensable to CDI (through multiple tiers) pursuant to the terms and conditions of this Agreement. In such event, such Sublicensee Technology will be treated as “Century Licensed Technology” hereunder and included within the licenses granted to CDI pursuant to Section 2.2(c).

(f)            CDI shall use commercially reasonable efforts to include in any sublicense by CDI or any Affiliate of CDI to a Third Party (or any further sublicenses by the applicable CDI sublicensee) of any rights granted by Century under Section 2.2(c) that the CDI sublicensee will grant to CDI licenses to any Sublicensee Technology on terms that are substantially similar to the licenses granted by Century to CDI in Section 2.2(c), which license must be fully sublicensable to Century (through multiple tiers) pursuant to the terms and conditions of this Agreement. In such event, such Sublicensee Technology will be treated as “Licensed Patent Rights” or “Licensed Know-How” (as applicable) hereunder and included within the licenses granted to Century pursuant to Section 2.1(b).”

1.10.       Section 2.4 of the License Agreement shall be amended and restated as follows:

“2.4         Regulatory Related Matters.

(a) Technical Support. Each Party shall, or shall cause its Affiliates to, use commercially reasonable efforts to provide the other Party (including the other Party’s Affiliates) with the reasonably necessary technical support where reasonably necessary to allow the other Party to Exploit the Licensed Products in the Field in the Territory (in the case of Century as the other Party) or outside the Territory (in the case of CDI as the other Party) pursuant to this Agreement, and in accordance with this Section 2.4. Further, CDI expressly agrees that Century shall have the right to reference any DMF as required by a Regulatory Authority maintained, or that at any time during the Term becomes maintained, by CDI in the ordinary course of business insofar as such DMF is necessary in connection with obtaining any Regulatory Approval by Century or its Sublicensees for Licensed Products in the Field in the Territory. For clarification, CDI may establish and maintain DMF with appropriate information for the regulatory submissions of Century, and its Sublicensees for the Licensed Product and the Development of the Licensed Product in the Territory. Century expressly agrees that CDI shall have the right to reference any DMF that are maintained, or that at any time during the Term becomes maintained, by Century and its Sublicensees in the ordinary course of business relating to the Developments insofar as such information is necessary in connection with obtaining any Regulatory Approval for Licensed Products in the Field outside the Territory.

(b) Other Regulatory Matters. The provisions of Section 8 of the Quality Agreement and Section 2.0 of the Table set forth in the Quality Agreement shall apply to this Agreement, mutatis mutandis. To the extent the Quality Agreement expires or is terminated prior to the expiration or earlier termination of this Agreement, such provisions of the Quality Agreement will survive such expiration or termination for purposes of this Section 2.4, and be incorporated herein by reference.”

1.11.       Article 2 of the License Agreement shall be amended to include a new Section 2.8 which provides:

“2.8        Tech Transfer.

(a)           After the First Amendment Effective Date and during the Term, CDI will use commercially reasonable efforts to disclose to Century Licensed Know-How in existence on the First Amendment Effective Date including, but not limited to, by providing access to and information transfer of Licensed Know-How and providing copies or samples of relevant documentation, materials, and other embodiments of such Licensed Know-How in the ordinary course of business and as provided in Section 2.8(c). In addition to the disclosure of Licensed Know-How by CDI to Century pursuant to Section 2.8(c), during the Term, upon the request of Century, but not more than [***] per Calendar Year, CDI will promptly disclose to Century any new Licensed Know-How developed, Owned or Controlled by CDI during such period relating to the Exploitation of the Licensed Products and provide copies or samples of relevant documentation, materials, and other embodiments of such Licensed Know-How.

(b)           After the First Amendment Effective Date and during the Term, Century will use commercially reasonable efforts to disclose to CDI Century Licensed Technology in existence on the First Amendment Effective Date including, but not limited to, by providing access to and information transfer of Century Licensed Technology and by providing copies or samples of relevant documentation, materials, and other embodiments of such Century Licensed Technology in the ordinary course of business and as provided in Section 2.8(c). In addition to the disclosure of Century Licensed Technology by Century to CDI pursuant to Section 2.8(c), during the Term, upon the request by CDI, but not more than twice per Calendar Year, Century will promptly disclose to CDI any new Century Licensed Technology developed, Owned or Controlled by Century and provide copies or samples of relevant documentation, materials, and other embodiments of such Century Licensed Technology.

(c)           After the First Amendment Effective Date but not later than on the [***] anniversary of the First Amendment Effective Date, the Parties will establish a plan for the disclosure by CDI of Licensed Know-How in existence on the First Amendment Effective Date to Century as contemplated in Section 2.8(a) and the disclosure by Century of Century Licensed Know-How in existence on the First Amendment Effective Date to CDI as contemplated in Section 2.8(b). The JSC (as defined in the Differentiation License Agreement) will oversee and facilitate the Parties’ respective performance of such disclosures.”

1.12.       Section 3.4 of the License Agreement shall be amended and restated as follows:

“3.4         Manufacture. Effective as of the First Amendment Effective Date, the Parties are entering into a manufacturing and supply agreement under which CDI or its Affiliate will manufacture and supply human iPSC (including TiPSC) and CDI and/or its Affiliates or contractors will manufacture and supply certain Licensed Products, in each case, to Century for itself and its Affiliates and Sublicensees (as the same may be amended from to time, the “Supply Agreement”) and as of June 29, 2020, entered into a quality agreement which provides the responsibilities of Century and CDI or its Affiliates for quality assurance of human iPSC (including TiPSC) and such Licensed Products (as the same may be amended from time to time, the “Quality Agreement”). Except as set forth in the Supply Agreement, Century shall have the sole discretion whether to manufacture and supply iPSC (including TiPSC), Reprogrammed iPS Cells or Reprogrammed iPS Cell Derivative Materials or any Licensed Products itself or through its Affiliates or to use CDI or a Third Party (other than any manufacturer set forth on Schedule 3.7 of the Differentiation License Agreement) for such manufacture and supply.”

1.13.       Section 4.1 (b) of the License Agreement shall be amended to include a new paragraph after the table included in such section which provides:

“For clarity, the foregoing WARF Milestone Fees shall only become payable with respect to a Licensed Product that is covered by a WARF Patent Right, and each such WARF Milestone Fee is payable only once with respect to each such Licensed Product upon the achievement of the corresponding milestone. In no event will more than $6,000,000 be payable in WARF Milestone Fees with respect to each Licensed Product that is covered by a WARF Patent Right.”

1.14.       Section 9.6 of the License Agreement shall be amended and restated as follows:

“9.6         Termination for Convenience. Century may terminate this Agreement, at any time and for any reason or no reason, in its entirety or on an indication-by-indication, a Licensed Product-by-Licensed Product basis (to exclude such product from the Field) or country-by-country basis (to eliminate such country from the Territory), by providing ninety (90) days’ prior written and unambiguous notice to CDI. The termination shall become effective at the end of the ninety (90) day period. The indication in respect of which Century terminates this Agreement is referred to herein as the “Abandoned Indication.””

2.           Notice. Pursuant to, and in accordance with Section 10.2 of the License Agreement, as of the First Amendment Effective Date, Century’s contact information is as follows:

If to Century:

Century Therapeutics, Inc.

3675 Market Street

Philadelphia, PA 19104

Attention: Chief Executive Officer

Email: lalo@centurytx.com

With a copy to:

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square
Philadelphia, PA 19103
Attention: Rachael M. Bushey, Esq.
Email: rachael.bushey@troutman.com

3.	Miscellaneous.

3.1.         Effect of this First Amendment. This First Amendment amends the terms of the License Agreement and is deemed incorporated into, and governed by all other terms of, the License Agreement. To the extent that the License Agreement is explicitly amended by this First Amendment, the terms of this First Amendment will control where the terms of the License Agreement are contrary to or conflict with the terms of this First Amendment. All other terms and conditions of the License Agreement not explicitly amended by this First Amendment shall remain in full force and effect. The License Agreement shall, together with this First Amendment, be read and construed as a single instrument.

3.2.         WARF Side Letter. This First Amendment does not, and is not intended to, amend, modify or supplement the terms of the WARF Side Letter, which remains in full force and effect. In the event of any conflict between the terms of the License Agreement, as amended by this First Amendment, and the WARF Side Letter, the WARF Side Letter shall control.

3.3.         Counterparts. This First Amendment may be signed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the First Amendment Effective Date.

CENTURY THERAPEUTICS, INC.

By:	/s/ Osvaldo Flores
Name: Osvaldo Flores, Ph.D.
Title: President and Chief Executive Officer

FUJIFILM CELLULAR DYNAMICS INC.

By:	/s/ Takeshi Yamamoto
Name: Takeshi Yamamoto
Title: President and Chief Executive Officer

[Signature Page to First Amendment to License Agreement]